UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K




              Current Report Under Section 13 or 15(d) of
                  the Securities Exchange Act of 1934


                    Date of Report January 24, 1997



                        FIDELITY FEDERAL BANCORP
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)



          Indiana                    0-22880              35-1894432
----------------------------        ----------        -------------------
(State of other jurisdiction        Commission           (IRS Employer
     of Incorporation of             File No.         Identification No.)
        Organization)





                  700 S. Green River Road, Suite 2000
                       Evansville, Indiana  47715
         -----------------------------------------------------
         (Address of principal executive offices)   (Zip Code)



                             (812) 469-2100
           --------------------------------------------------
           Registrant's telephone number, including area code







          ----------------------------------------------------
          (Former name, former address and former fiscal year,
                     if changed since last report)

ITEM 5     OTHER EVENTS

           On January 21, 1997 the Board of Directors of Fidelity
           Federal Bancorp ("FFED") announced the approval of an expense reduction plan for the Company. The plan calls for the Company to work towards achieving optimum efficiency within its banking and real estate management, development, and financing units by eliminating duplicative and less, profitable activities.

           The Company is attempting to find after tax cost savings of approximately $1,000,000, or $.36 per share. These savings will be the result of departmental reorganization, reconsolidation, and position attrition throughout all of the company's subsidiaries. Included for filing is a press release dated January 21, 1997.

                               SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       FIDELITY FEDERAL BANCORP



Date:  January 24, 1997                By:   /S/ DONALD R. NEEL
       ----------------                      ------------------------------
                                             Donald R. Neel, Executive Vice
                                             President, CFO and Treasurer

                    [LETTERHEAD OF FIDELITY FEDERAL BANCORP]



CONTACTS:    M. BRIAN DAVIS, PRESIDENT AND CEO           (812) 469-2100 ext. 12
             DONALD R. NEEL, EVP, CFO, AND TREASURER     (812) 469-2100 ext. 14


FOR IMMEDIATE RELEASE:      JANUARY 21, 1997



           FIDELITY FEDERAL BANCORP EXPENSE REDUCTION PLAN CALLS FOR
                        $1 MILLION IN AFTER TAX SAVINGS


    Fidelity Federal Bancorp (NASDAQNMS:FFED), the holding company for United Fidelity Bank, fsb announced today that its board of directors has approved an expense reduction plan for the Company. The plan calls for the Company to work towards achieving optimum efficiency within its banking and real estate management, development, and financing units by eliminating duplicative and less profitable activities.

    According to M. Brian Davis, President and CEO, "Our shareholders over the last four years have become accustomed to returns on their investment that regularly exceeded 20%. In this light, it is the board's intention to assess and remedy any inefficient allocation of corporate assets, including human resources. We are attempting to find after tax cost savings of approximately $1,000,000, or $.36 per share. These savings will be the result of departmental reorganization, reconsolidation, position attrition and 'right-sizing' of operations within all the Bancorp affiliates." Donald R. Neel, EVP and Chief Financial Officer noted, "These actions are necessary in the Company's efforts to control expenses and thus enhance shareholder value. The Company's efficiency ratio (a measure of operating expenses as compared to operating income) has risen to over 75%, well above peer levels in the 55%-60% range."

    Davis further noted "Two years ago, the Company's long-term plan called for rapid internal growth up to the $500 million asset level. Management mobilized for this ambitious goal by appropriately staffing up the Company to meet the increased demands of a larger organization. Recently, management determined that a more conservative growth plan would allow the Company to grow profitably without straining its capital resources. As such, some infrastructure that has been developed will not be required in the short run. With the implementation of this plan during the present calendar year, we believe that we can become a much more efficient organization, thus meeting the needs of our shareholders, without sacrificing service levels in product delivery."

    The Company is a savings and loan holding company based in Evansville, Ind. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains four locations in Evansville. The Bank participates in various real estate activities including mortgage banking and finance, as well as owning, developing, building, renting and managing housing developments through its wholly-owned subsidiaries: Fidelity Federal Capital Corporation, Village Community Development Corporation, Village Housing Corporation, and Village Management Corporation. The Bank also offers an array of insurance products through Village Insurance Corporation. The Company's stock, which is quoted on the NASDAQ National Market System under the symbol FFED, most recently traded at $9.75.

    Information on FFED is available on the Internet at http://www.ufb-ffed.com

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